Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2018, relating to our audits of the consolidated financial statements of Mid-Southern Savings Bank, FSB and Subsidiary appearing in the Registration Statement on Form S-1 of Mid-Southern Bancorp, Inc. (Registration Statement No. 333-223875).

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana
August 17, 2018